Exhibit 10.5
Universal Compression Partners, L.P.
Long-Term Incentive Plan
Grant of Phantom Units
With DERS

Grantee:

Grant Date:	, 200

1.	Grant of Phantom Units with DERs. UCO GP, LLC on behalf of UCO General Partner, LP (the “Company”) hereby grants to you Phantom Units under the Universal Compression Partners, L.P. Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Award Agreement (the “Agreement”). This grant of Phantom Units includes a tandem grant of Distribution Equivalent Rights or DERs with respect to each Phantom Unit. The Company shall establish a DER bookkeeping account for you with respect to each Phantom Unit granted that shall be credited with an amount equal to any cash distributions made by the Partnership on a Common Unit during the period such Phantom Unit is outstanding. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

2.	Vesting. Except as otherwise provided in Paragraph 3 below, the Phantom Units granted hereunder shall vest as follows:

Vesting Date(s)	Vested Percentage(s)

Upon vesting of a Phantom Unit, the amount credited to your tandem DER account with respect to such Phantom Unit shall also vest. If a Phantom Unit is forfeited, the amount credited to your tandem DER account with respect to such Phantom Unit shall also be forfeited.
3.	Events Occurring Prior to Vesting.
(a)	Death or Disability. If your employment with the Company terminates as a result of your death or a disability that entitles you to benefits under the Company’s long-term disability plan, the Phantom Units then held by you and any DERs credited to your DER account automatically will become fully vested upon such termination.
(b)	Other Terminations. If your employment with the Company terminates for any reason other than as provided in Paragraph 3(a) above, all unvested Phantom Units then held by you and all DERs then credited to your DER account automatically shall be forfeited without payment upon such termination.

(c)	Change of Control. All outstanding Phantom Units then held by you and all DERs then credited to your DER account automatically shall become fully vested upon a Change of Control.
For purposes of this Paragraph 3, “employment with the Company” shall include being an Employee or a Director of, or a Consultant to, the Company or an Affiliate. However, if your Award is subject to Section 409A of the Code, whether or not your “employment” with the Company has terminated will be determined in accordance with the regulations issued under Section 409A.
4.	Payments. Subject to Paragraph 7 below, as soon as administratively practicable after the vesting of a Phantom Unit, the Company shall pay you one Unit with respect to such vested Phantom Unit; provided, however, the Committee may, in its sole discretion, direct that a cash payment be made to you in lieu of the delivery of such Unit. Any such cash payment shall be equal to the Fair Market Value of the Unit on the payment date. If more than one Phantom Unit vests at the same time, the Committee may elect to pay such vested Phantom Units in Units, cash or any combination thereof, in its discretion. Upon vesting of a Phantom Unit, the amount credited to your DER account with respect to such Phantom Unit shall be paid to you in cash without interest.

5.	Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6.	Restrictions. By accepting this grant, you agree that any Units that you may acquire upon payment of this Award will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (i) any certificates representing the Units acquired under this Award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Units to be acquired under this Award on the transfer records of the Partnership if such proposed transfer would in the opinion of counsel satisfactory to the Partnership constitute a violation of any applicable securities law, and (iii) the

Partnership may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be acquired under this Award.

7.	Withholding of Taxes. To the extent that the grant, vesting or payment of a Phantom Unit or DER account results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Affiliate, which may include the Company or such Affiliate withholding a number of Units from such payment that have a fair market value not exceeding the Company’s or Affiliate’s tax withholding obligation, you shall deliver to the Company or the Affiliate such amount of money as the Company or the Affiliate may require to meet its withholding obligations under such applicable law. No payment of a vested Phantom Unit or DER account shall be made pursuant to this Agreement until you have paid or made arrangements approved by the Company or the Affiliate to satisfy in full the applicable tax withholding requirements of the Company or Affiliate with respect to such event.

8.	Rights as Unitholder. You, or your executor, administrator, heirs, or legatees shall have the right to receive distributions on Units and all the other privileges of a unitholder of the Partnership only from the date of issuance of a Unit certificate in your name representing payment of a vested Phantom Unit.

9.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

10.	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

11.	Modifications. Except as provided below or in the Plan, any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company. However, the Company may make any change to this Agreement that is not adverse to your rights under this Agreement.

12.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

UCO General Partner, LP, by its general partner UCO GP, LLC
By:
Name:
Title: